Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154
USA

CONTACTS:
Investors: Heather Kos, 708-551-2592
Media: Becca Hary, 708-551-2602

INGREDION ANNOUNCES PRELIMINARY THIRD QUARTER 2018 EPS AND ADJUSTED EPS AND REVISES ADJUSTED EPS GUIDANCE; BOARD AUTHORIZES REPURCHASE OF UP TO AN ADDITIONAL 8 MILLION SHARES OF STOCK

•                  Anticipates Third Quarter Earnings per Share (“EPS”) and Adjusted EPS* of $1.32 and $1.70, respectively

•                  Updates 2018 Adjusted EPS Guidance to $6.80 to $7.05

•                  Board Authorizes Repurchase of up to an Additional 8 Million Shares of Company’s Outstanding Common Stock

WESTCHESTER, Ill., (October 23, 2018) — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today said that based on preliminary financial information, it anticipates EPS of $1.32 and adjusted EPS of $1.70, for the third quarter of 2018.  For the full year, the Company anticipates adjusted EPS of $6.80 to $7.05, compared with the previously anticipated $7.50 to $7.80.  During the third quarter, the Company experienced significant FX headwinds caused by weakening foreign currencies primarily in Argentina, Brazil and Pakistan, as well as the impact of Argentine peso devaluation with the adoption of hyperinflation accounting. In North America, the Company experienced several unplanned power outages at Argo, its largest sweetener plant, and these operating events resulted in unforeseen higher manufacturing and supply chain costs.

“Our performance this quarter was impacted in part by the rapid pace and magnitude of FX currency devaluations in Argentina and Pakistan.  As a result we expect our business model will require more than a quarter to recover,” said Jim Gray, executive vice president and chief financial officer.

Jim Zallie, president and chief executive officer, said, “We are disappointed with the impact these unexpected circumstances had on our results during the latter half of the quarter, and remain focused on aggressively driving operational improvements and structurally reducing supply chain costs. We are making steady progress in addressing production and supply chain challenges while delivering on our customer experience commitments.”

Ingredion also announced that its Board of Directors has authorized the repurchase of up to an additional 8 million shares of the Company’s common stock from November 5, 2018 through December 31, 2023. Zallie said, “The Board’s increased share repurchase authorization reflects its confidence in the Company’s ability to generate strong cash flow from operations, support strategic investments, and fulfill its commitment to return capital to shareholders.”

*Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure. See the Supplemental Financial Information entitled “Non GAAP Information” included in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable U.S. GAAP measure.

In 2018 through the third quarter, the Company repurchased 1.6 million shares.

The Company expects its existing program authorized on December 12, 2014 for repurchase of up to five million shares of common stock to be substantially completed during the fourth quarter of this year.

Repurchases under the stock repurchase program may be made by the Company from time to time in the open market, in privately negotiated transactions or otherwise, at prices that the Company deems appropriate.  The stock repurchase program does not obligate Ingredion to repurchase any shares under the authorization, and the program may be suspended, discontinued or modified at any time, for any reason and without notice.

The Company will release its 2018 third quarter financial results for the period ended September 30, 2018 before the market opens on Thursday, November 1, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time).

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries.  With 2017 annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With 27 Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars.  For more information, visit Ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugating, and brewing industries; energy costs and availability; freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; particularly recently enacted United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Forms 10-Q and 8-K.

Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended
	September 30, 2018
	(in millions)	EPS

Net income attributable to Ingredion	$95	$1.32

Add back:

Restructuring charge, net of income tax benefit of $7 million (i)	27	0.38

Income tax reform (ii)	2	0.03

Income tax settlement (iii)	(2)	(0.03)

Non-GAAP adjusted net income attributable to Ingredion	$122	$1.70

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the three months ended September 30, 2018, we recorded $34 million of pre-tax restructuring charges. During the third quarter of 2018, we recorded $31 million of restructuring expenses, including $28 million of accelerated depreciation and $3 million of employee related severance cost, as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant and $3 million of restructuring charges as part of the Cost Smart SG&A program primarily related to the Latin America finance transformation initiative.

(ii) The enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017 resulted in a one-time provisional amount of $23 million for the three months and year ended December 31, 2017. During the third quarter of 2018, we adjusted our provisional amounts and recognized an incremental $2 million provision related to the TCJA.

(iii) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  In addition, as a result of the settlement, for the years 2014-2016, we established a net reserve of $7 million, recorded as a $21 million liability and $14 million benefit.  During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested.   As a result of the agreement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return. As a result of that final settlement, the Company received a $40 million refund from the CRA and recorded $2 million of interest penalty through tax expense in 2018. During the third quarter of 2018, the Company reversed $2 million of the $7 million net reserve related to the settlement.

Ingredion Incorporated

Reconciliation of Anticipated GAAP Diluted Earnings per Share (“GAAP EPS”)

to Anticipated Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Anticpated EPS Range
	for Full Year 2018
	Low End	High End
GAAP EPS	$5.96	$6.25

Add:
Restructuring charges (iv)	0.81	0.77
		.
Income tax reform and income tax settlement (v)	0.03	0.03

Adjusted EPS	$6.80	$7.05

Above is a reconciliation of our anticipated full year 2018 diluted GAAP EPS to our anticipated full year 2018 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.  For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(iv) Primarily reflects anticipated 2018 restructuring charges related to the Cost Smart cost of sales and SG&A programs, including the restructuring charges related to the cessation of wet-milling at the Stockton plant, restructuring projects in North America and South America, and the finance transformation initiatives in Latin America and North America.

(v) Reflects the provision impact on current year earnings of the TCJA reform and the tax settlement charges that occurred during the nine months ended September 30, 2018 that are described above in (ii) and (iii).